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                                                                      Exhibit 12
                                                                      ----------

              PPG INDUSTRIES, INC. AND CONSOLIDATED SUBSIDIARIES
               Computation of Ratio Of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                                   Year Ended December 31,
                                                         ------------------------------------------
                                                          1997     1998     1999     2000     2001
                                                         ------   ------   ------   ------   ------
Earnings:
      Earnings before income taxes and net
        earnings in equity affiliates                    $1,165   $1,264   $  945   $  978   $  651
      Plus:
          Fixed charges exclusive of
            capitalized interest                            128      135      164      217      208
          Amortization of capitalized interest               13       12       10       10       10
          Adjustments for equity affiliates                  14       16       16       20       26
                                                         ------   ------   ------   ------   ------
                 Total                                   $1,320   $1,427   $1,135   $1,225   $  895
                                                         ======   ======   ======   ======   ======
Fixed Charges:
      Interest expense including amortization of
        debt discount/premium and debt expense           $  105   $  110   $  133   $  177   $  169
      Rentals - portion representative of interest           23       25       31       40       39
                                                         ------   ------   ------   ------   ------
      Fixed charges exclusive of capitalized interest       128      135      164      217      208
      Capitalized interest                                   10        9       11       16       13
                                                         ------   ------   ------   ------   ------
                 Total                                   $  138   $  144   $  175   $  233   $  221
                                                         ======   ======   ======   ======   ======
Ratio of earnings to fixed charges                          9.6      9.9      6.5      5.3      4.0
                                                         ======   ======   ======   ======   ======